Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES STRONG 2ND QUARTER EARNINGS

2nd Quarter 2016 Highlights

•	Closed acquisition of Fox River Valley Bancorp, Inc.

•	Added to the Russell 3000® Index

•	Quarter-end total assets exceeded $1 billion

•	Net income of $1.9 million

Manitowoc, Wisconsin, July 28, 2016 – County Bancorp, Inc. (NASDAQ: ICBK), the holding company for Investors Community Bank, a commercial bank headquartered in Manitowoc, Wisconsin, reported net income of $1.9 million, or $0.30 diluted earnings per share, for the second quarter of 2016, compared to net income of $2.2 million, or $0.36 diluted earnings per share, for the second quarter of 2015.

As shown in the table below, after excluding the effects of $2.4 million ($1.5 million after tax) of expenses relating to the merger with Fox River Valley Bancorp, Inc., adjusted diluted earnings per share (non-GAAP) for the quarter ended June 30, 2016 were $0.55, compared to $0.36 for the quarter ended June 30, 2015. Earnings for the second quarter of 2016 were affected by one-time merger-related expenses from the acquisition of Fox River Valley Bancorp, Inc., and its wholly owned subsidiary, The Business Bank, which was completed on May 13, 2016.

	2Q16	Diluted EPS	2Q15	Diluted EPS
Net operating income	$3,407	$0.55	$2,217	$0.36
Merger related expenses, net of taxes	1,462	0.25	—	—

Net income	$1,945	$0.30	$2,217	$0.36

Net operating income ROA (annualized)	1.31%		1.14%
Net operating income return on average common equity (annualized)	11.97%		9.00%

“We successfully completed the acquisition of Fox River Valley Bancorp, Inc. during the second quarter of 2016 and are pleased to have new team members join our organization in both Appleton and Green Bay. We are excited about the opportunities in both markets moving forward,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank. “We are pleased to have County Bancorp included in the reconstitution of the Russell 3000® Index in late June. We believe this inclusion continues to provide awareness of our stock in the public markets.”

Mr. Schneider continued, “During the second quarter, we continued to experience solid organic loan growth, in addition to the commercial loans added through the acquisition. We also continue to see a solid pipeline of loans in both the agricultural and commercial departments. Our second quarter net income was strong as net interest income improved, despite downward pressure on net interest margin in this competitive environment. We continue to focus on asset quality within our existing loan portfolio, as well as, in new relationships we are considering.”

Total assets at June 30, 2016 were $1.2 billion, an increase of $251.2 million over total assets as of March 31, 2016 and an increase of $379.7 million over total assets as of June 30, 2015. Total loans were $960.3 million at June 30, 2016 which represents a $184.5 million and $305.9 million increase since March 31, 2016 and June 30, 2015, respectively. The increases in assets and loans were due primarily to the acquisition of Fox River Valley Bancorp, Inc.

Non-performing assets increased to $26.7 million at June 30, 2016, from $22.5 million March 31, 2016. This increase was due primarily to the acquisition of The Business Bank’s non-performing assets, which was partially offset by the sale of several other real estate owned properties.

Net income for the quarters ended June 30, 2016 and 2015 were $1.9 million and $2.2 million, respectively. This represents a return on average assets of 0.75% for the three months ended June 30, 2016 compared to 1.14% for the three months ended June 30, 2015. Net interest margin decreased to 3.32% for the three months ended June 30, 2016, compared to 3.34% for the three months ended June 30, 2015.

Net income for the six months ended June 30, 2016 was $4.1 million compared to $4.7 million for the six months ended June 30, 2015. This decrease is the result of $2.5 million in merger-related expenses that were incurred during 2016, and had a $1.5 million effect on net income, net of tax. Net interest income increased 23.0% to $15.2 million for the six months ended June 30, 2016 from $12.4 million for the six months ended June 30, 2015.

Provision for loan losses for the six months ended June 30, 2016 was $1.2 million compared to a credit provision of $0.5 million for the six months ended June 30, 2015. The increased provision resulted primarily from loan growth.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin. The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending. We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac, and Sheboygan.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking information contained in this press release include those identified in County Bancorp, Inc.’s most recent annual report on Form 10-K and subsequent SEC filings. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

County Bancorp, Inc.

Consolidated Financial Summary (Unaudited)

	June 30, 2016	March 31, 2016	June 30, 2015
Selected Balance Sheet Data:
(In thousands, except per share data)
Total assets	$1,160,589	$909,557	$781,117
Total loans	960,310	775,848	654,389
Allowance for loan losses	10,791	11,218	9,897
Deposits	892,535	693,181	608,571
Shareholders’ equity	125,789	109,378	101,024
Common equity	117,789	101,378	93,024
Stock Price Information:
High - Year-to-date	$22.80	$21.80	$20.33
Low - Year-to-date	$18.25	$18.25	$17.90
Market price per common share	$20.62	$20.08	$19.00
Common shares outstanding	6,501,031	5,786,701	5,733,919
Non-Performing Assets:
(In thousands)
Nonaccrual loans	$23,942	$19,564	$15,098
Other real estate owned	2,789	2,947	3,211

Total non-performing assets	$26,731	$22,511	$18,309

Restructured loans not on nonaccrual	$3,583	$602	$820

Non-performing assets as a % of total loans	2.78%	2.90%	2.80%
Non-performing assets as a % of total assets	2.30%	2.47%	2.34%
Allowance for loan losses as a % of nonperforming assets	40.37%	49.83%	54.06%
Allowance for loan losses as a % of total loans	1.12%	1.45%	1.51%
Net charge-offs (recoveries) year-to-date	$896	$(1)	$248
Provision for loan loss year-to-date	$1,282	$812	$(458)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Selected Income Statement Data:
(In thousands, except per share data)
Net interest income	$8,304	$6,225	$15,241	$12,390
Provision for loan losses	470	144	1,282	(458)

Net interest income after provision for loan losses	7,834	6,081	13,959	12,848
Non-interest income	2,758	1,713	4,695	3,587
Non-interest expense	7,453	4,230	12,044	8,848
Income tax expense	1,194	1,345	2,489	2,843

Net income	$1,945	$2,219	$4,121	$4,744

Income before provision for loan losses, merger expense, and income tax expense (1)	$5,970	$3,708	$10,362	$7,129
Return on average assets	0.75%	1.14%	0.85%	1.21%
Return on average shareholders’ equity	6.53%	7.66%	7.23%	8.41%
Return on average common shareholders’ equity (1)	6.72%	9.00%	7.76%	10.01%
Efficiency ratio (1)	68.18%	54.38%	60.44%	52.45%
Per Common Share Data:
Basic	$0.31	$0.36	$0.67	$0.80
Diluted	$0.30	$0.36	$0.65	$0.79
Dividends declared	$0.05	$0.04	$0.10	$0.08

(1)	This is a non-GAAP financial measure. A reconciliation to GAAP is included below.

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Non interest income:
Service charges	$411	$286	$688	$506
Gain on sale of loans	61	29	161	122
Loan servicing fees	1,316	1,221	2,613	2,412
Loan servicing rights	816	(35)	966	26
Income on OREO	9	96	14	210
Other	145	116	253	311

Total	$2,758	$1,713	$4,695	$3,587

Non interest expense:
Employee compensation and benefits	$3,092	$2,869	$6,093	$5,589
Occupancy	114	79	207	160
Information processing	1,477	178	1,757	344
Professional fees	725	161	1,034	387
Business development	145	115	285	224
FDIC assessment	124	122	261	220
OREO expenses	57	57	93	140
Writedown of OREO	—	—	84	182
Net loss (gain) on OREO	(89)	(87)	(89)	287
Other	1,808	736	2,319	1,315

Total	$7,453	$4,230	$12,044	$8,848

Non-GAAP Financial Measures
Return on average common shareholders’ equity reconciliation:
Return on average shareholders’ equity	6.53%	7.66%	7.23%	8.41%
Effect of excluding average preferred shareholders’ equity	0.19%	1.34%	0.53%	1.60%
Return on average common shareholders’ equity	6.72%	9.00%	7.76%	10.01%
Efficiency ratio GAAP to non-GAAP reconciliation:
Non-interest expense	$7,453	$4,230	$12,044	$8,848
Less: net loss on sales and write-downs of OREO	89	87	5	(468)

Adjusted non-interest expense (non-GAAP)	$7,542	$4,317	$12,049	$8,380

Net interest income	$8,304	$6,225	$15,241	$12,390
Non-interest income	2,758	1,713	4,695	3,587

Operating revenue	$11,062	$7,938	$19,936	$15,977

Efficiency ratio	68.18%	54.38%	60.44%	52.45%
Income before provision for loan losses, merger expense, and income tax expense reconciliation:
Income before income taxes	$3,139	$3,564	$6,610	$7,587
Provision for loan losses	470	144	1,282	(458)
Merger expenses (one-time)	2,361	—	2,470	—

Income before provision for loan losses, merger expense, and income tax expense	$5,970	$3,708	$10,362	$7,129

	Three Months Ended
	June 30, 2016			June 30, 2015
	Average Balance (1)	Income/ Expense	Yields/ Rates	Average Balance (1)	Income/ Expense	Yields/ Rates
Assets
Investment securities	$103,809	$445	1.71%	$81,307	$341	1.68%
Loans (2)	876,331	10,205	4.66%	648,752	7,666	4.73%
Interest bearing deposits due from other banks	21,651	50	0.92%	14,952	12	0.32%

Total interest-earning assets	$1,001,791	$10,700	4.27%	$745,011	$8,019	4.31%
Allowance for loan losses	(11,276)			(10,327)
Other assets	53,636			44,013

Total assets	$1,044,151			$778,697

Liabilities
Savings, NOW, money market, interest checking	175,672	232	0.53%	149,893	175	0.47%
Time deposits	528,228	1,763	1.34%	391,588	1,313	1.34%

Total interest-bearing deposits	$703,900	$1,995	1.13%	$541,481	$1,488	1.10%
Other borrowings	3,024	45	5.95%	6,426	64	3.98%
FHLB advances	105,658	287	1.09%	33,000	124	1.50%
Junior subordinated debentures	13,973	69	1.98%	12,372	120	3.88%

Total interest-bearing liabilities	$826,555	$2,396	1.16%	$593,279	$1,796	1.21%
Non-interest bearing deposits	90,328			62,401
Other liabilities	8,121			7,327

Total liabilities	$925,004			$663,007

SBLF preferred stock (3)	—			15,000
Shareholders’ equity	119,147			100,690

Total liabilities and equity	$1,044,151			$778,697

Net interest income		$8,304			$6,225
Interest rate spread (4)			3.11%			3.09%
Net interest margin (5)			3.32%			3.34%
Ratio of interest-earning assets to interest-bearing liabilities	1.21			1.26

	Six Months Ended
	June 30, 2016			June 30, 2015
	Average Balance (1)	Income/ Expense	Yields/ Rates	Average Balance (1)	Income/ Expense	Yields/ Rates
Assets
Investment securities	$92,871	$794	1.71%	$80,997	$677	1.67%
Loans (2)	822,629	18,935	4.60%	646,931	15,294	4.73%
Interest bearing deposits due from other banks	20,382	89	0.87%	20,243	30	0.30%

Total interest-earning assets	$935,882	$19,818	4.24%	$748,171	$16,001	4.28%
Allowance for loan losses	(11,056)			(10,448)
Other assets	47,361			43,427

Total assets	$972,187			$781,150

Liabilities
Savings, NOW, money market, interest checking	175,141	441	0.50%	149,637	349	0.47%
Time deposits	484,228	3,366	1.39%	394,516	2,617	1.33%

Total interest-bearing deposits	$659,369	$3,807	1.15%	$544,153	$2,966	1.09%
Other borrowings	3,498	93	5.33%	9,645	159	3.30%
FHLB advances	94,400	542	1.15%	32,779	246	1.50%
Junior subordinated debentures	13,172	135	2.05%	12,372	240	3.88%

Total interest-bearing liabilities	$770,439	$4,577	1.19%	$598,949	$3,611	1.21%
Non-interest bearing deposits	75,340			61,708
Other liabilities	7,973			7,678

Total liabilities	$853,752			$668,335

SBLF preferred stock (3)	4,368			15,000
Shareholders’ equity	114,067			97,815

Total liabilities and equity	$972,187			$781,150

Net interest income		$15,241			$12,390
Interest rate spread (4)			3.05%			3.07%
Net interest margin (5)			3.26%			3.31%
Ratio of interest-earning assets to interest-bearing liabilities	1.21			1.25

(1)	Average balances are calculated on amortized cost.
(2)	Includes loan fee income, nonaccruing loan balances, and interest received on such loans.
(3)	The SBLF preferred stock refers to our Noncumulative Perpetual Preferred Stock, Series C, issued to the U.S. Treasury through the U.S. Treasury’s Small Business Lending Fund program. This stock was redeemed on February 23, 2016.
(4)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.